                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders of CKE Restaurants, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (relating to the 1999 Stock Incentive Plan) of CKE Restaurants, Inc. of our report dated April 4, 2000, except as to the eighth paragraph of Note 9 which is as of April 26, 2000, relating to the consolidated balance sheets of CKE Restaurants, Inc. and Subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 2000, which report appears in the January 31, 2000 annual report on Form 10-K of CKE Restaurants, Inc.

                                         /s/ KPMG LLP

Orange County, California
July 12, 2000